Exhibit 99.1

Press Release

F.N.B. Corporation Enhances Pennsylvania Operations with

Acquisition of Five Branches

PITTSBURGH, PA – MAY 27, 2015 –F.N.B. Corporation (NYSE: FNB), parent company of First National Bank of Pennsylvania, entered into a purchase and assumption agreement to acquire approximately $280 million in deposits and five branch-banking locations in Pennsylvania from Bank of America, including two branches in Berks County, two branches in Lancaster County and one branch in Chester County.

“We are pleased to enhance our retail delivery channel in central Pennsylvania,” said Vincent J. Delie, Jr., President and Chief Executive Officer of F.N.B. Corporation. “In addition to acquiring deposits to support our growth needs, these branches will be additive to our 220 locations across the state and will enable our regionally-based product specialists in wealth, insurance and banking to compete more effectively in these counties.”

The transaction is expected to close during the third quarter of 2015, subject to regulatory review and approval, and FNB intends to retain all employees at these locations. Customers of the acquired branches will receive information regarding the transfer of their accounts in the next few months.

“As in our previous acquisitions, our team will be working towards a seamless integration,” said Delie. “We are confident that these new customers will be very pleased with our innovative online and mobile technologies and our sophisticated products and services.”

RBC Capital Markets acted as exclusive financial advisor and Reed Smith LLP served as legal counsel to F.N.B. Corporation.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in six states, including three major metropolitan areas. It holds a top retail deposit market share in Pittsburgh, PA, Baltimore, MD, and Cleveland, OH. The Company has total assets of $16.3 billion and more than 280 banking offices throughout Pennsylvania, Maryland, Ohio and West Virginia. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.‘s wealth management services include asset management, private banking and insurance. The Company also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

F.N.B. Corporation Enhances Pennsylvania Operations, Page 2

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:

Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)

lazzaro@fnb-corp.com

Media Contact:

Jennifer Reel, 724-983-4856, 724-699-6389 (cell)

reel@fnb-corp.com